Intermediate Bond Fund of America

August 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$96,681
Class B	$327
Class C	$1,583
Class F1	$7,945
Class F2	$3,997
Total	$110,533
Class 529-A	$5,347
Class 529-B	$36
Class 529-C	$536
Class 529-E	$217
Class 529-F1	$1,197
Class R-1	$97
Class R-2	$1,013
Class R-3	$1,823
Class R-4	$1,775
Class R-5	$764
Class R-6	$11,702
Total	$24,507

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1913
Class B	$0.0891
Class C	$0.0827
Class F1	$0.1871
Class F2	$0.2221
Class 529-A	$0.1785
Class 529-B	$0.0718
Class 529-C	$0.0732
Class 529-E	$0.1464
Class 529-F1	$0.2098
Class R-1	$0.0846
Class R-2	$0.0886
Class R-3	$0.1446
Class R-4	$0.1885
Class R-5	$0.2295
Class R-6	$0.2369

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	478,870
Class B	2,608
Class C	15,149
Class F1	42,881
Class F2	12,874
Total	552,382
Class 529-A	28,705
Class 529-B	323
Class 529-C	6,463
Class 529-E	1,413
Class 529-F1	5,666
Class R-1	912
Class R-2	10,613
Class R-3	12,007
Class R-4	8,643
Class R-5	3,129
Class R-6	64,363
Total	142,237

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.40
Class B	$13.40
Class C	$13.40
Class F1	$13.40
Class F2	$13.40
Class 529-A	$13.40
Class 529-B	$13.40
Class 529-C	$13.40
Class 529-E	$13.40
Class 529-F1	$13.40
Class R-1	$13.40
Class R-2	$13.40
Class R-3	$13.40
Class R-4	$13.40
Class R-5	$13.40
Class R-6	$13.40